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                                                               EXHIBIT 99 (8)

                            IRREVOCABLE UNDERTAKING



TO:  Schlumberger Limited
     and any company within
     its group through which
     the Offer (as defined below)
     is to be made ("Offeror")


                                                                   February 2001

Dear Sirs,

Proposed Offer for Sema Plc (the "Offeree")

1.   This letter, the terms of which are conditional on the Press Announcement
     (as defined below) being released not later than   a.m./p.m.   on February
     2001 (or such later time and/or date as the Offeree may agree), sets out the basis on which I undertake to accept the offer to be made by the Offer or (the "Offer") to acquire the whole of the issued and to be issued ordinary share capital of the Offeree.

2. The Offer shall be made substantially on the terms of the attached draft press announcement (the "Press Announcement") and any additional terms and conditions as may be required to comply with the requirements of the City Code on Takeovers and Mergers (the "Code"), the Financial Services Authority acting in its capacity as the United Kingdom Listing Authority ("UKLA") and the London Stock Exchange.

     Ownership of Shares

3.   I warrant and undertake to you that:

3.1 I am the registered and beneficial holder of, and/or have all relevant authority to accept the Offer in respect of, the number of ordinary shares of 10p each in the capital of Offeree ("Offeree Ordinary Shares") specified in Part I of the Schedule;

3.2 I hold those Offeree Ordinary Shares free from any lien, charge or other encumbrance, equity or third party right of any nature and have the capacity to transfer such Offeree Ordinary Shares on that basis, together with all rights attaching thereto, including the right to all dividends and other distributions (if any) declared, made or paid after the date hereof, subject to any matters referred to in the Press Announcement; and

3.3 I have full power and authority to accept, or to procure the acceptance of, the Offer in respect of those Offeree Ordinary Shares.
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       Irrevocable Acceptance of the Offer

4.1 I shall irrevocably accept, or procure the acceptance of, the Offer (or any revised or increased offer which may be made by or on behalf of Offeror) in respect of:

       4.1.1 the Offeree Ordinary Shares specified in the first column of the schedule;

       4.1.2 any other Offeree Ordinary Shares which I acquire after signing this undertaking; and

       4.1.3 any other Offeree Ordinary Shares attributable to or deriving from the shares referred to in paragraphs 4.1.1 and 4.1.2,

       together the "Shares".

4.2 My irrevocable acceptance in respect of the Shares shall be made by 3.30 p.m. on the tenth business day (as defined in the Code) after the formal document containing the Offer (the "Offer Document") is despatched to shareholders of the Offeree (or in relation to Offeree Ordinary Shares falling within either paragraph 4.1.2 or 4.1.3, as soon as practicable after I become the registered holder of such Offeree Ordinary Shares) in accordance with the procedure for acceptance set out in that document.

       Powers of Attorney

5. In order to secure the performance of my obligations under paragraph 4, I irrevocably appoint any director for the time being of Offeror to be my attorney in my name and on my behalf to execute a Form or Forms of Acceptance and/or such other documents and to do such other acts and things as may be necessary to accept (or procure the acceptance of) the Offer in respect of the Shares, provided that the appointment shall not take effect until ten business days after the date of despatch of the Offer Document and only then if I have failed to comply with my obligations in paragraph 4.

       No Withdrawal of Acceptance

6. Even if the terms of the Offer give accepting shareholders the right to withdraw acceptances, I shall not withdraw or procure the withdrawal of acceptances in respect of the Shares.

       Voting Rights and Prejudicial Action

7. Until the Offer becomes or is declared unconditional in all respects, lapses or is withdrawn:

7.1 I shall exercise or procure the exercise of the voting rights attached to the Shares as instructed by Offeror on any resolution which would assist implementation of the Offer if it were passed or rejected at a general or class meeting of Offeree;

7.2 I shall not without the prior written consent of Offeror requisition or join in the requisition of any general or class meeting of Offeree for the purpose of considering any such resolution; and
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7.3    I shall not take any action or make any statement which is or may be prejudicial to the success of the Offer and will not communicate with any person in relation to, nor discuss with any person, the terms of the Offer or any matter relating to it without the prior consent of Offeror, but this shall not apply to any communications or discussions with my fellow directors and my or Offeree's professional advisers and shall not prevent me from complying with my fiduciary duties as a director of Offeree.

       Consents

8.     I agree to:

8.1 the issue of the Press Announcement in the terms attached (including the reference to me);

8.2    details of this undertaking being set out in the Offer Document;

8.3 this undertaking being available for inspection during the offer period (as defined in the Code).

       Disclosure of Dealings

9. I shall supply you promptly on request with all information, including details of my interests and dealings in securities of Offeree, and those of any other person interested in the Shares, as may be required by the Code for inclusion in the Offer Document. I shall notify you promptly of any changes to such information.

       Options

10. I am the holder of options to subscribe for Offeree Ordinary Shares as specified in Part 2 of the Schedule. If I exercise my subscription rights before the Offer lapses or is withdrawn, I shall accept the Offer in respect of the Offeree Ordinary Shares subscribed for. If I do not exercise my options before the Offer lapses or is withdrawn, and if Offeror makes any proposals in respect of options which comply with the requirements of the Code, I shall either accept such proposals in respect of my options or allow my options to lapse.

       Director's Undertakings

11. In my capacity as a director of Offeree, I undertake to use my reasonable endeavours to procure that:

11.1 the Offer Document is accompanied by a letter from the directors of Offeree to Offeree shareholders, in a form agreed with Offeror, in which the directors unanimously recommend the Offer for acceptance to the extent that such recommendation is not inconsistent with their duties as director;

11.2 Offeree and its directors provide Offeror and its advisers with any assistance and information, execute any documents and do anything necessary to enable Offeror to:
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       11.2.1 make the Offer in accordance with the requirements of the UKLA, the London Stock Exchange and the Code including, in particular, the requirement to join with the other directors of Offeree in making in the Offer Document a statement of responsibility in relation to information concerning the Offeree Group and directors of Offeree in the terms or to the effect required under Rule 19.2 of the Code;

       11.2.2 despatch the Offer Document promptly; and

       11.2.3 establish whether or not the conditions of the Offer are satisfied;

11.3 unless Offeror agrees otherwise in writing, the business of the Offeree Group is carried on in the ordinary and usual course until the Offer becomes or is declared unconditional in all respects, lapses or is withdrawn.

11.4 subject to any overriding fiduciary duty, I will, at all times while the Offer is open for acceptance:

       11.4.1 co-operate with Offeror and use all reasonable endeavours to ensure the Offer becomes unconditional in all respects, including (without limitation) the obtaining of any regulatory and third party consents;

       11.4.2 join in making and agreeing to extensions of relevant times and/or dates under the Code to the extent necessary to enable documents to be posted later than may otherwise be required or to enable the Offer to remain open without becoming unconditional as to acceptances or in all respects or lapsing, as the case may be;

11.5 subject to my fiduciary duties as a director, if the Offer becomes or is declared unconditional in all respects, I will join with the other directors of Offeree:

       11.5.1 in approving the appointment as director(s) of Offeree of anyone nominated by Offeror; and

       11.5.2 in approving the appointment of any alternate director(s) nominated by those newly appointed director(s).

       Lapse of irrevocable Undertaking

12.    This undertaking will lapse if:

12.1 the Press Announcement is not released by the time and date set out in paragraph 1 above following approval of the board of directors of Offeror or a duly authorised committee of the board;

12.2 the Offer Document is not posted to shareholders of Offeree within 28 days (or such longer period as the Panel may agree being not more than six weeks) after the date of the Press Announcement; or

12.3   the Offer lapses or is withdrawn.


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       If the undertaking lapses, I shall have no claim against Offeror and
       Offeror shall have no claim against me.

       Remedy for Breach

13. I agree that damages would not be an adequate remedy for breach of this undertaking.

       Revised Offer

14. In this undertaking, the expression "Offer" extends to any improved or revised offer (which, in the reasonable opinion of Lehman Brothers International, represents no diminution in the value of the Offer) on behalf of Offeror, whether voluntary or mandatory.

       Governing Law

15.    This undertaking is governed by English law.
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                                   SCHEDULE

                                    PART 1

                                  The Shares

Registered in the name of, and beneficially owned by, person giving the undertaking.

1                         2                                3

No. of                    Exact name and address of        Type of
Ordinary shares: 120      registered holder as             Consideration
                          appearing on the register of
                          members

                          RNP - Parisas
                          (probably through sicovatt)

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This document was signed as a deed the day and year first before written.




Signed as a deed and delivered   )
by    HERVE COUFFIN              )    /s/ HERVE COUFFIN
in the presence of:              )  ------------------------------------

 /s/  ELISABETH COUFFIN
---------------------------------   Signature of witness

  ELISABETH COUFFIN
---------------------------------   Name of witness

  20, Ave De Loupchamp
---------------------------------   Address of witness

  ST CLOUD - FRANCE
---------------------------------

  CONSULTANT
---------------------------------   Occupation of witness